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THE LOEWEN GROUP INC.
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(NYSE, TSE, ME: LWN)                                                        NEWS


Contact:    Sitrick And Company
            Michael Kolbenschlag
            Linda Press
            (310) 788-2850

                              FOR IMMEDIATE RELEASE
             THE LOEWEN GROUP REPORTS IMPROVED THIRD QUARTER RESULTS

  Net Earnings Improve to $0.03 in Q3 '99 vs. a Net Loss of $(0.47) in Q3 '98

    Operations Remain Stable as Chapter 11 Reorganization Proceeds and Cost
                           Reductions are Implemented
                     _______________________________________

VANCOUVER, BC November 1, 1999 THE LOEWEN GROUP INC. (NYSE, TSE, ME: LWN), one of the largest funeral home and cemetery operators in North America, today announced third quarter 1999 net earnings of $1.9 million or $0.03 per share versus a net loss of $(32.4) million or $(0.47) per share for the same period last year. Earnings from operations improved to $20.9 million in the third quarter of 1999, compared to a loss of $(5.6) million for the same period last year. Revenues for the third quarter ended September 30, 1999 were $231.8 million, compared to $263.9 million in the same period last year. Cashflow provided by operations for the third quarter ended September 30, 1999 was $29.9 million, compared to $7.6 million for the same period in 1998.

Loewen Group Chairman John S. Lacey said, "Our improved results reflect the inherent strength of our organization and dedication of our employees. We have been able to maintain our high standard of care while operating under less than favorable conditions created by the filings. We believe that our stable performance also reflects the operational changes that management has implemented including consolidating accounting and trust operations in Vancouver and restructuring the pre-need cemetery program. Third quarter general and administrative expenses have dropped to $19.5 million from $25.6 million in the second quarter and $28.6 million in the first quarter."

Funeral home revenues for the quarter were $137.2 million, a decrease of 9.0 percent from $150.7 million in the third quarter of 1998 due to fewer funeral services and a reduced average revenue per funeral service. On a same store basis, the number of funerals performed was down 5.5% compared to the third quarter of last year, partially due to the impact of the Chapter 11 filing. Overall funeral home gross margins in Q3 1999 decreased to 30.5 percent compared to 32.5 percent in Q3 1998. The Company performed approximately 37,600 funeral services during the third quarter of 1999 compared with 39,400 in the same period a year earlier.



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Third quarter cemetery revenues were down 21.2 percent to $70.8 million, compared to $89.9 million in Q3 1998. This reflects the sale of 124 cemeteries on March 31, 1999 and the Company's previously announced commission structure changes and reduction of its pre-need sales program. Cemetery gross margins increased to 18.1 percent for the quarter from 10.6 percent for the same period last year reflecting lower operating costs. Cemetery cashflow improved to $18.1 million for the quarter ended September 30, 1999 compared with $(11.4) million in the same period last year.

The Company incurred $11.2 million in reorganization costs during the quarter arising from expenses related to the June 1, 1999 Chapter 11 and CCAA filings.

NINE-MONTH RESULTS
Revenues for the nine months ended September 30, 1999 were $806.7 million, compared to $875.5 million in the same period last year. Including non-operating charges during Q2, net loss for the first nine months of 1999 was $(96.5) million or $(1.35) per share. The loss includes $67.2 million of mainly non-cash reorganization charges taken in the second quarter of 1999 relating to the Company's Chapter 11 and CCAA filings, and two non-operating charges totaling $28.6 million.

For the nine-month period, funeral home revenues were $462.3 million, a slight decrease from $473.5 million last year. On a same store basis, the number of funerals performed was down 3.4% compared to the same period last year. Overall funeral home gross margins decreased to 35.8 percent compared to 37.4 percent in the first nine months of 1998. Approximately 122,900 funerals were performed compared to 121,900 in the same period a year earlier.

Cemetery revenues for the first nine months of 1999 were down 17.2 percent to $273.0 million, compared to $329.7 million in 1998. Cemetery gross margins have declined to 22.4 percent for the nine months versus 24.2 percent for the same period last year primarily as a result of fixed operating costs and a $2.5 million environmental remediation charge taken during the second quarter this year. Cemetery cashflow improved to $29.3 million for the nine months ended September 30, 1999 compared with $(24.2) million in the same period last year.

BAR DATE AND REORGANIZATION PLAN
As permitted by order of the United States Bankruptcy Court, the Company has set December 15, 1999 as the final date by which pre-petition claims must be filed in order to be included within the Company's reorganization plan in the Chapter 11 proceeding. The Company has mailed notice to potential claimants advising that their claims may be barred if not submitted by that date.

Mr. Lacey added, "Management has spent the past quarter working intensely on improving all elements of our company--both financial and operational. This has given us the opportunity to re-examine our strategy and implement enhancements to our structure and processes while working to restructure our indebtedness."

The Loewen Group's business plan, which is expected to be developed before the end of the year, will address the primary objectives of strategic direction, marketing, information systems, enhancing funeral and cemetery operations and decreasing overhead. A complete review, evaluation and forecast of the Company's operations are part of formulating the Company's revised business plan.


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This fiscal 2000 business plan will be considered in the assessment of the carrying value of the Company's assets, and any resulting writedowns.

Mr. Lacey concluded, "We believe that our Company will re-emerge from the reorganization a stronger business poised for long-term growth. However, I must emphasize that the Loewen Group is faced with more than $2.2 billion of debt, which in restructuring, will rank ahead of the common and preferred shares.

"We also believe our business plan will address the Company's key issues head on. And we are examining every possible way to make our Company and balance sheet healthy again, we are already providing even better care of our customers, and have embarked on a course to achieve profitability in the future."

DIP FACILITY
The Loewen Group has obtained $200 million in debtors-in-possession ("DIP") financing to be used as working capital during the reorganization process. The DIP facility contains various financial and restrictive covenants. In October, the Company obtained waivers from its DIP facility lenders for non-compliance with certain financial covenants. As the waivers will expire on November 15, 1999, the Company and its DIP lenders have undertaken a comprehensive review of all current financial covenants and intend to amend such covenants to be effective through the first quarter of 2000. The Company believes that sufficient cash resources currently exist to satisfy its near-term obligations.

The Company's attached unaudited consolidated statement of operations, balance sheet and cash flow statement have been prepared on a going concern basis in accordance with Canadian generally accepted accounting principles. The going concern basis of presentation assumes that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business. As a result of the Chapter 11 and CCAA proceedings and circumstances relating to this event, including the Company's debt structure, recent losses and negative cash flow, such realization of assets and discharge of liabilities are subject to significant uncertainty.

The interim consolidated financial statements do not reflect adjustments that would be necessary if the "going concern" basis was not appropriate. If the "going concern" basis was not appropriate for these interim consolidated financial statements, then significant adjustments would be necessary in the carrying value of assets and liabilities, the reported revenues and expenses, and the balance sheet classifications used. Additionally, the amounts reported could materially change because of a plan of reorganization, since the reported amounts in these interim consolidated financial statements do not give effect to adjustments to the carrying value of the underlying assets or amounts of liabilities that may ultimately result. The appropriateness of the "going concern" basis is dependent upon, among other things, confirmation of a plan of reorganization, future profitable operations, the ability to comply with the terms of post-petition date $200 million DIP financing and the ability to generate sufficient cash from operations and financing arrangements to meet obligations.



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Based in Vancouver, The Loewen Group Inc. owns or operates more than 1,100 funeral homes and more than 400 cemeteries across the United States, Canada, and the United Kingdom. The Company employs approximately 13,000 people and derives approximately 90 percent of its revenue from its US operations.


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Safe Harbor:  Certain statements contained in this press release, including but not limited to information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company's management and the Company's assumptions regarding such performance and plans, are forward-looking in nature. Additional information concerning important factors that could cause actual results to differ from the forward-looking information contained in this release is included in the Company's publicly filed quarterly and annual reports.